EXHIBIT 99.1

Royal Gold Provides Update on its Fiscal 2016 Fourth Quarter

DENVER, COLORADO. JULY 8, 2016:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) today announced that its wholly owned subsidiary RGLD Gold AG sold approximately 52,500 gold ounces and 208,900 silver ounces related to its streaming agreements during its fiscal 2016 fourth quarter ended June 30, 2016 (“fourth quarter”). The Company had 19,800 gold ounces and 323,700 silver ounces in inventory at June 30, 2016. As anticipated, stream segment sales were relatively flat and inventory increased slightly as compared to the prior quarter.

RGLD Gold AG’s average realized gold price was $1,257 per ounce sold, compared to $1,168 per ounce sold in the prior quarter, while cost of sales was approximately $344 per gold equivalent ounce for the fourth quarter, compared to $330 per gold equivalent ounce in the prior quarter, using the quarterly average silver-gold ratio of approximately 75 to 1. Cost of sales is specific to our stream agreements and is the result of the Company’s purchase of gold or silver for cash payments at a set contractual price, or a percentage of the prevailing market price of gold or silver when purchased.

Also during the fourth quarter, Royal Gold repaid $25 million of the outstanding balance on its revolving credit facility. As of June 30, 2016 there was $275 million outstanding on the revolver resulting in $375 million of available revolver capacity.

Royal Gold’s fourth quarter results will be released before the market opens for trading on Thursday, August 11, 2016, followed by a conference call that day at noon Eastern Daylight Time (10:00 a.m. Mountain Daylight Time).  The call will be webcast and archived on the Company’s website for a limited time.

Fiscal 2016 Fourth Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

About Royal Gold

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams and similar production based interests.  The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and, until the close of business on July 8, 2016, on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about preliminary results of streaming volume, average realized price per ounce and cost of sales per gold equivalent ounce. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty and stream properties; the ability of operators of development properties to finance project construction to completion and bring projects into production as expected; delays in securing or inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty and stream properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty and stream properties; contests to the Company’s royalty and stream interests and title and other defects to the Company’s royalty and stream properties; errors or disputes in calculating royalty and stream payments, or payments not made in accordance with royalty and stream agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty and stream properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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